EXHIBIT 23(a)

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors and Shareholders of Olin Corporation:

We consent to the incorporation by reference in Olin Corporation’s amended Form S-3 related to Court Square Capital Limited’s sale of the Olin stock, our report dated January 31, 2002, relating to the consolidated balance sheets of Olin Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K/A of Olin Corporation incorporated herein by reference, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ KPMG LLP

Stamford, CT

December 19, 2002